State of Delaware
Secretary of State
Division of Corporations
Delivered 10:15 PM 02/28/2019
FILED 10:15 PM 02/28/2019
SR 20191629306 - File Number 7303089

CERTIFICATE OF INCORPORATION
OF
E*HEDGE FINANCIAL HOLDING CORP.

ARTICLE I
Entity Name and Type

FIRST: The name of the corporation is E*Hedge Financial Holding Corp., hereinafter sometimes called the "Corporation".

ARTICLE II
Existence

The Corporation will have perpetual existence.

ARTICLE III
Purpose

THIRD: The purposes for which the Corporation is formed are as follows:

(a) to engage in lawful act or activity for which corporations may be formed under the Business Corporation Law of the State of Delaware. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

(b) to organize, acquire, invest in, own, or control shares and other securities of Financials, other financial institutions, and other companies which a Financial holding company is permitted to own or control by the provisions and conformity with all applicable laws and acts in effect or hereafter amended;

(c) the foregoing shall not be deemed to limit or restrict in any manner the general powers of the Corporation and the enjoyment and exercise thereof as conferred by the laws of the State of Delaware upon corporations organized under the provisions of the Delaware Business Corporation Law.

ARTICLE IV
SHAREHOLDERS

Section 1. Place of Meeting.

All meetings of the shareholders of the Corporation shall be held at the office of the Corporation or at such other places, within or out the State of Delaware, and/or in by part means of communications equipment in the manner provided for in Section 9 of this Article IV, as may from time to time be determined by the Board of Directors once elected, the Chairperson of the Board if one be elected, or the President and specified in the notice of such meeting.

Section 2. Annual Meetings.

The annual meeting of the shareholders of the Corporation for the election of directors, the consideration of reports to be laid before such meeting, and the transaction of such other business as may properly come before the meeting shall be held (i) on the third Wednesday in May in each year, if not a legal holiday under the laws of the place where the meeting is to be held, and, if a legal holiday, then on the next succeeding day not a legal holiday under the laws of such place, or (ii) on such other date and at such hour as may from time to time be determined by the Board of Directors, the Chairperson of the Board, or the President.

Section 3. Special Meetings.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the shareholders for any purpose or purposes may be called only by (i) the Chairperson of the Board, (ii) the President, or, in the case of the President's absence, death, or disability, the vice president authorized to exercise the authority of the President, (iii) the Board of Directors by action at a meeting, or (iv) persons holding 50% of all shares outstanding and entitled to vote at the special meeting.

Upon request in writing delivered either in person or by registered mail to the Chairperson of the Board, the President, or the Secretary by any persons entitled to call a meeting of shareholders, such officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than 60 days after the receipt of such request, as such officer may fix. If such notice is not given within 30 days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative.

Section 4. Notice of Meetings.

(a) Written notice of each meeting of the shareholders, whether annual or special, shall be given, either by electronic communication, mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, not less than seven nor more than 60 days before the date of the meeting to every shareholder of record entitled to notice of the meeting, by or at the direction of the Chairperson of the Board, the President or the Secretary or any other person or persons required or permitted by these Regulations to give such notice. Each such notice shall state (i) the date and hour, (ii) the place of the meeting, (iii) the means, if any, other than by physical presence, by which shareholders can be present and vote at the meeting through the use of communication equipment, and (iv) the purpose or purposes for which the meeting is called.

(b) If mailed or sent by overnight delivery service, such notice shall be deemed given when deposited in the United States mail or with the overnight delivery service, as the case may be, postage or other shipping charges prepaid, and directed to the shareholder at such shareholder's address as it appears on the records of the Corporation. If sent by electronic means of communication authorized by the shareholder, such notice shall be deemed to be given when sent to the email address furnished by the shareholder for those transmissions.

(c) Notice of adjournment of a meeting of shareholders need not be given if the time and place to which it is adjourned, and the means, if any, other than by physical presence, by which shareholders can be present and vote at the meeting through the use of communications equipment are fixed and announced at the meeting.

(d) Any authorization by a shareholder to send notices given pursuant to these Regulations by any means other than in electronic communication, person or by mail or overnight delivery service is revocable by written notice to the Corporation either by electronic communication, personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the Corporation. If sent by another means of communication authorized by the Corporation, the notice shall be sent to the address furnished by the Corporation for those transmissions. Any authorization by a shareholder to send notices given pursuant to these Regulations by any means other than in person or by mail or overnight delivery service will be deemed to have been revoked by the shareholder if (i) the Corporation has attempted to make delivery of two consecutive notices in accordance with that authorization, and (ii) the Secretary or an Assistant Secretary of the Corporation, or other person responsible for giving of notice, has received notice that, or otherwise believes that, delivery has not occurred. However, an inadvertent failure to treat the inability to deliver notice as a revocation will not invalidate any meeting of shareholders or other action.

Section 5. Quorum.

Except as otherwise required by law or by the Articles of Incorporation, the presence of holders of shares entitled to exercise not less than a majority of the voting power of the Corporation at the meeting in person, by proxy, or by the use of communications equipment shall constitute a quorum for the transaction of business at any meeting of the shareholders; provided, however, that no action required by law, the Articles of Incorporation, or these Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class of the Corporation may be authorized or taken by a lesser proportion.

Section 6. Proxies.

Proxies may be used in conformity with Delaware law.

Section 7. Adjournments.

The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

Section 8. Advance Notice of Shareholder Proposals.

At any annual meeting of shareholders, proposals by shareholders and nominations for election as directors by shareholders shall only be considered if advance notice thereof has been timely given as provided in this Section 8 in the case of proposals by shareholders, and as provided in Section 2(b) of Article II in the case of nominations for election as directors by shareholders, and such proposals or nominations are otherwise proper for consideration under applicable law and the Articles of Incorporation of the Corporation. Notice of any proposal to be presented by any shareholder shall be given in writing to the Secretary of the Corporation, delivered to or mailed and received at the Corporation's principal executive offices, not less than 60 nor more than 90 days prior to the shareholders' meeting; provided, however, that in the event that less than 75 days' notice to the shareholders or prior public disclosure of the date of the meeting is given or made, the written notice of such shareholder's intent to make such proposal must be given to the Secretary not later than the close of business on the fifteenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Any shareholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal and setting forth such shareholder's name and record address, the number and class of all shares of each class of stock of the Corporation beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) by such shareholder and any material interest of

such shareholder in the proposal (other than as a shareholder). The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice under this Section 8 or under Section 2(b) of Article II, as applicable, has been duly given and shall direct that proposals and nominees not be considered if such notice (together with all required information to be submitted by such shareholder under this Section 8 or under Section 2(b) of Article II, as applicable) has not been given. No proposals by shareholders or nominations for election as director shall be considered at any special meeting of shareholders unless such special meeting was called for the purpose of considering such proposal or nomination. If, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (including as such Rule 14a-8 may be from time to time amended or any rule promulgated in place thereof or covering the same subject matter; collectively being herein referred to as "Rule 14a-8") the Corporation is required to set forth a proposal of a shareholder in its proxy statement, the provisions of Rule 14a-8, to the extent applicable, shall prevail over any conflicting provisions of this Section 8 with respect to that shareholder proposal.

Section 9. Participation in Meeting by Means of Communications Equipment.

The Board of Directors may authorize shareholders and proxy holders who are not physically present at a meeting of shareholders to participate by use of communications equipment that permits the shareholder or proxy holder the opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting and to speak or otherwise participate in the proceedings contemporaneously with those physically present. Any shareholder using communications equipment will be deemed present in person at the meeting. The Board of Directors may adopt guidelines and procedures for the use of communications equipment in connection with a meeting of shareholders to permit the Corporation to verify that a person is a shareholder or proxy holder and to maintain a record of any vote or other action.

ARTICLE V

Authorized Shares of Capital Stock

The authorized number of shares of the Corporation is 450,000,000, of which 25,000,000 shall be shares of preferred stock, with a par value of $0.001 each, as described in Part A of this Article V (hereinafter called "Preferred Stock"), and 425,000,000 shall be Common Shares, with a par value of $0.001 each, as described in Part B of this Article V (hereinafter called "Common Shares").

The express terms of each class are as follows:

PART A

EXPRESS TERMS OF THE PREFERRED STOCK

Section 1. Series.

The Preferred Stock may be issued from time to time in series. All shares of Preferred Stock shall be of equal rank and the express terms thereof shall be identical, except in respect of the terms that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative or non-cumulative on the dates from which dividends are to reflect differences in the dates of issue. Subject to the provisions of Section 2 through 4, inclusive, of this Part A, which shall apply to all Preferred Stock, the Board of Directors is hereby authorized to cause shares of Preferred Stock to be issued in one or more series and with respect to each such series to fix:

(a) The designation of the series, which may be by distinguishing number, letter, or title.

(b) The authorized number of shares of the series, which number the Board of Directors may, except to the extent otherwise provided in the creation of the series, from time to time, increase or decrease, but not below the number of shares thereof then outstanding.

(c) The dividend rate or rates (which may be fixed or adjustable) of the shares of the series.

(d) The dates on which dividends, if declared, shall be payable and, in the case of series on which dividends are cumulative, the dates from which dividends shall be cumulative.

(e) The redemption rights and price or prices, if any, for shares of the series.

(f) The amount, terms, conditions, and manner of operation of any retirement or sinking fund to be provided for the purchase or redemption of shares of the series.

(g) The amounts payable on shares of the series in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation.

(h) Whether the shares of the series shall be convertible into Common Shares or shares of any other series or class, and, if so, the specification of such other class or series, the conversion price or prices or rate or rates, any adjustment thereof, and all other terms and conditions upon which such conversion may be made.

(i) The restrictions, if any, upon the issue of any additional shares of the same series or of any other class or series.

(j) The voting rights, if any, of the holders of shares of the series.

The Board of Directors is authorized to adopt from time to time amendments to these articles of incorporation fixing, with respect to each series, the matters described in Clauses (a) through (i), inclusive, of this Section 1.

Section 2. Voting Rights.

The holders of the Series A preferred stock do not have voting rights other than those described below, except as specifically required by the state of Delaware.

Whenever dividends on any series of preferred stock, including but not limited to the Series A Preferred Stock, have not been declared and paid for six or more dividend periods, whether or not consecutive and whether or not actually declared by the board of directors (a "Nonpayment"), the holders of the Series A Preferred Stock, together with holders of all other outstanding series of our preferred stock, will be entitled to vote as a single class for the election of a total of two additional members of our board of directors (the "Preferred Directors"). In that event, the number of directors on our board of directors shall automatically increase by two, at the written request of not less than 20 percent of the total number of share holders of our preferred stock, including but not limited to the Series A Preferred Stock, at the time outstanding, a special meeting of the holders of all such outstanding series of our preferred stock, including the Series A Preferred Stock, shall be called for the election of the two directors (unless such request is received less than 120 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual meeting of shareholders), followed by such election at each subsequent annual meeting. These voting rights will continue until non-cumulative dividends have been paid and set apart for payment for at least one full quarter.

The Preferred Directors elected will serve until the next annual meeting of shareholders or until any respective successor is elected and qualifies. If and when non-cumulative dividends have been regularly paid for at least one dividend period following consecutive non-payments exceeding six or more dividend periods more that, the holders of the Series A Preferred Stock shall be divested of the foregoing voting rights, along with holders of all other outstanding series of our preferred stock (subject to re-vesting in the event of any subsequent declared Nonpayment), and the term of office of the Preferred Directors elected shall continue until our next annual meeting. If any vacancy shall occur in the office of any Preferred Director prior to the end of the term of office, such vacancy shall be filled for the unexpired term by the appointment by the remaining Preferred Director (or Preferred Directors) of a new Preferred Director for the unexpired term of such former Preferred Director. The Preferred Directors shall each be entitled to one vote per director on any matter. The right to elect Preferred Directors shall be subject to the same provisions described above in the case of future dividend defaults.

If the holders of Series A Preferred Stock become entitled to vote for the election of directors, the Series A Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series A Preferred Stock may become subject to regulation under the Financial Holding Company Act and/or certain acquisitions of Series A Preferred Stock may be subject to prior approval by the Federal Reserve.

The affirmative vote or consent of the holders of at least two-thirds of all of the shares of the then outstanding shares of preferred stock, including but not limited to the Series A Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of such outstanding shares of preferred stock shall vote separately as a class, shall be required to amend, alter or repeal the provisions of our Articles of Incorporation or our regulations which would be substantially prejudicial to the voting powers, rights, or preferences of the holders of such outstanding shares of preferred stock (including the Series A Preferred Stock); provided, however, that neither the amendment of our Articles of Incorporation to authorize or to increase the authorized or outstanding number of shares of any class ranking junior to or on a parity with our preferred stock, nor the amendment of our regulations so as to change the number of our directors, will be deemed to be substantially prejudicial to the voting powers, rights, or preferences of the holders of our preferred stock, and accordingly any such amendment referred to in this proviso may be made without the vote or consent of the holders of our preferred stock (including the holders of the Series A Preferred Stock); and provided further that if any amendment, alteration, or repeal would be substantially prejudicial to the rights or preferences of one or more but not all of the then outstanding series of our preferred stock, the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of the series so affected shall also be required.

The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of our preferred stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of all such outstanding shares of our preferred stock shall vote as a single class shall be required to effect any one or more of the following:

(a) The authorization of, or the increase in the authorized number of, any shares of any class ranking senior to our preferred stock; or

(b) The purchase or redemption for sinking fund purposes or otherwise of less than all of the then outstanding shares of our preferred stock except in accordance with a purchase offer made to all holders of record of such preferred stock.

Section 3. Preemptive Rights.

No holder of Preferred Stock shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation, of any class whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services or otherwise.

Section 4. Definitions.

For the purposes of this Part A:

(a) Whenever reference is made to shares "ranking prior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distribution in the event of a liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Preferred Stock.

(b) Whenever reference is made to shares "on a parity with the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation rank on an equality or parity with the rights of the holders of Preferred Stock.

(c) Whenever reference is made to shares "ranking junior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation are junior or subordinate to the rights of the holders of Preferred Stock.

PART B

EXPRESS TERMS OF COMMON SHARES

Section 1. General.

The holders of Common Shares shall be entitled to one vote for each Common Share held by them, respectively, on each matter properly submitted to shareholders for their vote, consent, waiver, release or other action.

Section 2. Preemptive Rights.

Holders of our common stock will not have any preemptive rights or redemption rights with respect to any shares of our capital stock that may be issued. Certain of our stockholders are parties to subscription agreements with the Company in connection with previous private placement offerings that provide those stockholders with preemptive rights to purchase securities issued by the Company. However, such preemptive rights do not apply to this offering and will terminate upon completion of this offering.

PART C

CUMULATIVE VOTING

No holder of shares of any class of the Corporation may cumulate voting power.

PART D

EXPRESS TERMS OF THE 8.50% NON-CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES A

Section 1. Designation. The designation of the series of Preferred Stock created by this Part D of Article IV shall be 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, $0.001 par value, with a liquidation preference of $25 per share, and $50,000,000 in the aggregate (hereinafter referred to as the "Series A Preferred Stock"). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 2,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the

number of shares of Series A Preferred Stock then outstanding) by further amendment to the articles duly adopted by the Board of Directors. Shares of Series A Preferred Stock that are converted in accordance with the terms hereof, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, and available for subsequent issuance. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 3. Definitions. As used herein with respect to the Series A Preferred Stock:

"Applicable Conversion Price" at any given time means, for each share of Series A Preferred Stock, the price equal to $25 divided by the Applicable Conversion Rate in effect at such time.

"Applicable Conversion Rate" means the Conversion Rate in effect at any given time.

"Base Price" has the meaning set forth in Section 3 hereof.

"Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which the Corporation is not authorized or obligated by law, regulation or executive order to close.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

"Closing Price" of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Shares on any Public Exchange on that date. If the Common Shares are not traded on the over-the-counter market as reported by OTC Market Group, Inc. or a similar organization on any date of determination, the Closing Price of the Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which the Common Shares may be listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which the Common Shares are to be listed or quoted, or if the Common Shares are not so listed or quoted on a U.S. national or regional securities exchange or securities exchange in the European Economic Area, the last quoted bid price for the Common Shares in a similar organization, or, if that bid price is not available, the market price of the Common Shares on that date as determined by a nationally recognized independent investment Financiering firm (unaffiliated with the Corporation)

retained by the Corporation for this purpose. The "Closing Price" for any other share of Capital Stock shall be determined on a comparable basis, mutatis mutandis.

For purposes of this Part D of this Article V, all references herein to the "Closing Price" and "last reported sale price" of the Common Shares on the NYSE American Exchange operated by the New York Stock Exchange Inc. respectively or over-the-counter market as reported by OTC Market Group, Inc. or a similar organization shall be such closing sale price. The closing sale price as last reflected on the website of the New York Stock Exchange (http://www.nyse.com) or OTC Financial Markets (http://www.otcmarkets.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange or OTC Financial Markets and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the applicable exchange will govern.

For purposes of calculating the Closing Price, if a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common securities, the Closing Price shall be based on the Closing Price of such common securities; (2) the Exchange Property consists only of cash, the Closing Price shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the Closing Price shall be based on the sum, as applicable, of (x) the Closing Price of such common securities, (y) the cash amount paid per Common Share and (z) the value (as determined by the board of directors from time-to-time) of any other securities or property paid to holders of Common Shares in connection with the Reorganization Event.

"Common Shares" means the common shares, $0.001 par value per share, of the Corporation.

"Conversion Agent" means Computershare Investor Services LLC, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns or any other conversion agent appointed by the Corporation.

"Conversion Date" has the meaning set forth in Section 11(a)(b) hereof.

"Conversion Rate" means for each share of Series A Preferred Stock, the number of Common Shares, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.

"Current Market Price" per Common Share on any date of determination means the average of the VWAP per Common Share on each of the 10 consecutive VWAP Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately

adjusted to take into account the occurrence during such period of any event described in Section 14(a)(i) through (v) hereof.

"Depositary" means DTC or its nominee or any successor depositary appointed by the Corporation.

"Dividend Payment Date" shall have the meaning set forth in Section 4(a) hereof.

"Dividend Period" shall have the meaning set forth in Section 4(a) hereof.

"DTC" means The Depository Trust Company, together with its successors and assigns.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exchange Property" has the meaning set forth in Article V Section 3(1) hereof.

"Ex-Date" when used with respect to any issuance or distribution, means the first date on which such Common Shares or other securities trade without the right to receive an issuance or distribution with respect thereto.

"Fiscal Quarter" means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.

"Fundamental Change" has the meaning set forth in Section 12(e) hereof.

"Holder" means the Person in whose name the shares of Series A Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

"Junior Stock" means the Common Shares and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Make-Whole Acquisition" means the occurrence, prior to any Conversion Date, of one of the following:

(a) a "person" or "group" within the meaning of Section 12(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Shares; or

(b) consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation's subsidiaries, in each case, pursuant to which the Common Shares will be converted into cash, securities, or other property, other than pursuant to a transaction in which the Persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, Voting Shares immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all outstanding classes of Voting Shares of the continuing or surviving Person . immediately after the transaction;

provided, however that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Shares in the transaction or transactions (as determined by the board of directors) consists of shares of common securities of a Person or American Depositary Receipts in respect of such common securities that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be traded on a U.S. national securities exchange or a securities exchange in the European Economic Area when issued or exchanged in connection with a Make Whole Acquisition.

"Make-Whole Acquisition Conversion" has the meaning set forth in Section 12(c)(i) hereof.

"Make-Whole Acquisition Conversion Period" has the meaning set forth in Section 12(c)(i) hereof.

"Make-Whole Acquisition Share Price" means the price paid per Common Share in the event of a Make-Whole Acquisition. If the holders of Common Shares receive only cash in the Make-Whole Acquisition in a single per-share amount, other than with respect to appraisal and similar rights, the Make-Whole Acquisition Share Price shall be the cash amount paid per Common Share. For purposes of the preceding sentence as applied to a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a single price per Common Share shall be deemed to have been paid only if the transaction or transactions that caused the Make-Whole Acquisition to occur was a tender offer for more than 50% of the then-outstanding Common Shares. Otherwise, the Make-Whole Acquisition Share Price shall be the average of the Closing Price per Common Share on the ten Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.

"Make-Whole Shares" has the meaning set forth in Section 11(c)(i) hereof.

"Mandatory Conversion Date" has the meaning set forth in Section 12(b) hereof.

"Market Disruption Event" means any of the following events that has occurred:

(a) any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the VWAP is determined pursuant to the definition of the VWAP Trading Day (a "Relevant Exchange") during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to Common Shares or in futures or options contracts relating to the Common Shares on the Relevant Exchange;

(b) any event (other than an event described in clause (c)) that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Shares on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Shares on the Relevant Exchange; or

(c) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Shares, are traded or the closure of such Relevant Exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such Relevant Exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such Relevant Exchange for execution at the actual closing time on such day.

"Notice of Mandatory Conversion" has the meaning set forth in Section 12(b) hereof.

"Parity Stock" means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company or trust.

"Purchased Shares" has the meaning set forth in Article V Section 1(f) hereof.

"Record Date" has the meaning, for purposes of Section 14 hereof, as set forth in Article XI.

"Reference Price" means the applicable Make-Whole Acquisition Share Price.

"Registrar" means Computershare Investor Services LLC, in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

"Relevant Exchange" has the meaning set forth above in the definition of Market Disruption Event.

"Reorganization Event" has the meaning set forth in Section 14(a) hereof.

"Series A Preferred Stock" shall have the meaning set forth in Section 1 hereof.

"Trading Day" means a day on which the Common Shares:

(a) are not suspended from trading on any national or regional securities exchange or association or in the over-the-counter market at the close of business; and

(b) have traded at least once on the national or regional securities exchange or association or in the over-the-counter market that is the primary market for the trading of the Common Shares.

"Transfer Agent" shall mean Computershare Investor Services LLC, acting in its capacity as transfer agent for the Series A Preferred Stock, and its successors and assigns or any other transfer agent appointed by the Corporation.

"Voting Parity Stock" means any Parity Stock having similar voting rights as the Series A Preferred Stock.

"Voting Shares" of a Person means shares of all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

"VWAP" per Common Share on any VWAP Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page KEY <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant VWAP Trading Day until the close of trading on the relevant VWAP Trading Day (or if such volume-weighted average price is unavailable, the market price of one Common Share on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized investment Financiering firm (unaffiliated

with the Corporation) retained for this purpose by the Corporation). The VWAP for any other share of Capital Stock shall be determined on a comparable basis, mutatis mutandis.

"VWAP Trading Day" means, for purposes of determining a VWAP per Common Share, a Business Day on which the Relevant Exchange (as defined in the definition of Market Disruption Event) is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.

Section 4. Dividends.

(a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25 per share of Series A Preferred Stock, and no more, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on the (closest) subsequent (dividend payment period / relevant to regulatory approvals of said securities as determined by securities issuance dates relevant to regulatory approval notifications from Securities And Exchange official correspondence) (each a "Dividend Payment Date"); provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any adjustment in respect of such delay to the amount of the dividends paid on such date). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a "Dividend Period." In the event that additional shares of Series A Preferred Stock are issued after the original issue date, dividends on such shares shall accrue from (i) if the original issue date of such additional shares is a Dividend Payment Date, from such date, or (ii) if the original issue date is a date other than a Dividend Payment Date, from the immediately preceding Dividend Payment Date or, if no Dividend Payment Date has yet occurred, from the issue date of the Series A Preferred Stock. Dividends on each share of Series A Preferred Stock if declared by the board of directors will accrue on the liquidation preference of $25 per share at a rate per annum equal to 8.50%. The record date for payment of dividends on the Series A Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed.

(b) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the Holders

shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized Preferred Stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, on any day during a Dividend Period (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (unless in the event of a net share settlement as duly authorized by the board of directors), and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series A Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock and any Parity Stock, plus accrued and unpaid dividends from prior periods in the case of any Parity Stock that bears cumulative dividends, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series A Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series A Preferred Stock or Parity Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Holder shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series A Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all Holders and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption. The Series A Preferred Stock will not be redeemable at any time.

Section 7. Voting Rights. The Holders will have no voting rights on any matter, except as expressly provided in these Articles of Incorporation, including Section 2 of Part A of this Article V, and except as shall be affirmatively provided in the Delaware General Corporation Law.

Section 8. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 9. Unissued or Reacquired Shares. Shares of Series A Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

Section 10. Sinking Fund Provisions. Shares of Series A Preferred Stock are only subject to the operation of a sinking fund in the event of a net share settlement as determined by the board of directors.

Section 11. Right to Convert. Each Holder shall have the right, at such Holder's option, at any time, to convert all or any portion of such Holder's Series A Preferred Stock into Common Shares at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 12 herein) plus cash in lieu of fractional shares.

Section 12. Conversion.

(a) Conversion Procedures.

(i) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 11, Section 12(b), Section 12(c), Section 12(d), Section 15 or Section 16, as applicable.

(ii) Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, Common Shares issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Shares or other

securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares and/or other securities issuable upon conversion), by virtue of holding shares of Series A Preferred Stock.

(iii) The Person or Persons entitled to receive the Common Shares and/or other securities issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such Common Shares and/or such other securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date except to the extent that all or a portion of such Common Shares is subject to the limitations set forth in Section 4. In the event that a Holder shall not by written notice designate the name in which Common Shares and/or cash, other securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation through book-entry transfer through the Depositary.

(iv) Conversion into Common Shares will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(a) On the Mandatory Conversion Date or applicable Conversion Date as dictated by the company, certificates or evidence of shares in book-entry form representing Common Shares shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Conversion Agent if shares of the Series A Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder's interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary's procedures for converting a beneficial interest in a global security.

(b) Mandatory Conversion at the Corporation's Option.

Mandatory Conversion at Our Option On or after September 15, 2024, we may, at our option, at any time or from time to time cause some or all of the Series A Preferred Stock to be converted into a number of shares of common stock equal to the conversion rate described below. We will provide notice of our decision to exercise our right to cause the mandatory conversion within three trading days of the end of any consecutive trading period of 30 days.

the effective date, by a number of additional common shares (the "make-whole shares") as described below.

We will notify holders, at least 20 days prior to the anticipated effective date of such make-whole acquisition, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of "make-whole acquisition," of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the make whole acquisition and the date by which each holder's make-whole acquisition conversion right must be exercised, which shall be 30 days after the effective date of the make-whole acquisition. We will also notify holders on the effective date of such make-whole acquisition, or as soon as practical thereafter, specifying, among other things, the date that is 30 days after the effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the "conversion agent", on or before the close of business on the date specified in the notice, the certificate evidencing such holder's shares of Series A Preferred Stock, if the Series A Preferred Stock is held in certificated form. If a holder's interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert a holder must comply with the requirements listed above under "Conversion Procedures" and comply with the depositary's procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the "make-whole conversion date." If a holder does not elect to exercise the make-whole acquisition conversion right within the specified period, such holder's shares of Series A Preferred Stock will remain outstanding until otherwise converted but will not be eligible to receive make-whole shares.

(d) Make-Whole Shares.

The number of make-whole shares will be determined by reference to factors determined by the company based on the effective date and the price (the "share price") paid per share of our common shares in such transaction. If the holders of our common shares receive only cash (in a single per share amount, other than with respect to appraisal and similar rights) in the make-whole acquisition, the share price shall be the cash amount paid per share. For purposes of the preceding sentence as applied to a make-whole acquisition described in the first bullet of the definition of that term, a single price per share shall be deemed to have been paid only if the transaction or transactions that caused the person or group to become direct or indirect ultimate beneficial owners of our common equity representing more than 50% of the voting power of our common shares was a tender offer for more than 50% of our outstanding common shares. Otherwise, the share price shall be the average of the closing price per share of our common shares on the 10 trading days up to but not including the effective date.

(e) **Conversion Upon Fundamental Change.**

To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under "—Conversion Procedures" on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder's shares at the base price and such holder's shares of the Series A Preferred Stock will remain outstanding until otherwise converted.

We will notify holders, at least 20 days prior to the anticipated effective date of a fundamental change, or within two business days of becoming aware of a make-whole acquisition described in the first bullet of the definition of "make-whole acquisition," of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the fundamental change and the date by which each holder's fundamental change conversion right must be exercised. We also will provide notice to holders on the effective date of a fundamental change, or as soon thereafter, specifying, among other things, the date that is 30 days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under "Conversion Procedures" on or before the date that is 30 days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right within such period, such holder will not be eligible to convert such holder's shares at the base price and such holder's shares of Series A Preferred Stock will remain outstanding (subject to the holder electing to convert such holder's shares)

Section 13. Conversion Agent.

The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers' Certificate delivered pursuant to this Section 13 and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any of the Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be

responsible for any failure of the Corporation to issue, transfer or deliver any Common Shares pursuant to a the conversion of the Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 13.

Section 14. Reorganization Events.

(a) In the event of (any such event specified in this Section 14(a), a "Reorganization Event"):

(i) any consolidation or merger of the Corporation with or into another Person or entity, in each case pursuant to which the Common Shares will be converted into cash, securities, or other property of the Corporation or another Person;

(ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Shares will be converted into cash, securities, or other property; or

(iii) any reclassification of the Common Shares into securities, including securities other than the Common Shares; or

(iv) any statutory exchange of the Corporation's securities with another Person (other than in connection with a merger or acquisition); each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of Common Shares that was not the counterparty to the Reorganization Event or an affiliate of such other party in exchange for such Common Shares (such securities, cash, and other property, the "Exchange Property").

(b) In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by the majority of the holders of Common Shares that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per Common Share, determined as set forth above.

(c) The above provisions of this Section 14 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of Capital Stock

of the Corporation (or any successor) received by the holders of the Common Shares in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14.

Section 15. Fractional Shares.

(a) No fractional Common Shares will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional Common Share otherwise issuable in respect of any conversion at the Corporation's option, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Shares determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 16. Reservation of Common Shares.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in these Articles of Amendment, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, calculated assuming the Applicable Conversion Price equals the Base Price, subject to adjustment as determined by the company. For purposes of this Section 16(a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All Common Shares delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens,

claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) The Corporation hereby covenants and agrees that, so long as the Common Shares shall be listed on the NYSE American Exchange operated by the New York Stock Exchange Inc. respectively or over-the-counter market as reported by OTC Market Group, Inc. or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed all the Common Shares issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Shares until the first conversion of Series A Preferred Stock into Common Shares in accordance with the provisions hereof, the Corporation covenants to list such Common Shares issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 17. Limitations on Beneficial Ownership.

Notwithstanding anything to the contrary contained herein, and subject to the last sentence of this Section 17, no Holder will be entitled to receive Common Shares upon conversion, but only to the extent, that such receipt would cause such converting holder to become, directly or indirectly, a "beneficial owner" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the Common Shares outstanding at such time. Any delivery of Common Shares upon a purported conversion of Series A Preferred Stock shall be void and have no effect and such shares shall for all purposes continue to represent outstanding shares of Series A Preferred Stock to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the Common Shares outstanding at such time. If any delivery of Common Shares owed to a holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation's obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the Common Shares outstanding at such time. Notwithstanding anything in this paragraph to the

contrary, these limitations on beneficial ownership shall not be applicable to or limit the number of shares of Series A Preferred Stock to be converted as a result of a mandatory conversion by the Corporation pursuant to Section 12(b).

Section 18. Preemptive or Subscription Rights.

The Holders of Series A Preferred Stock shall not have any preemptive or subscription rights.

ARTICLE VI
BOARD OF DIRECTORS

Section 1. Number and Terms of Office. (If one be elected, as may from time to time be determined by the Board of Directors once elected, the Chairperson of the Board if one be elected, or the President and specified in the notice of such meeting.)

The number of initial directors of the corporation once elected shall be three (3) who shall hold office for the term of one (1) year and until their successors are elected and qualified. Directors need not be shareholders. At the first annual meeting of shareholders of the corporation, the Board of Directors shall be re-elected by the holders of Common Stock of the corporation in two (2) classes. The Class I directors, their term will expire at the annual meeting of stockholders expected to be held in 2021. The Class II directors, their term will expire at the annual meeting of stockholders expected to be held in 2022 so as an approximately equal number of directors for staggered terms, such that after the initial term of each class, each class of directors shall serve for a three year term. At each annual meeting of shareholders thereafter all directors shall be elected for terms expiring at the (class I or Class II director) next annual meeting of shareholders. In each instance directors shall hold office until their successors are chosen and qualified, or until the earlier death, retirement, resignation, or removal of any such director as provided in Section 11 of this Article VI. The Board of Directors or the shareholders may from time to time fix or change the size of the Board of Directors to a total number of no fewer than 1 and no more than 12 directors (the size of the Board as from time to time so established being herein referred to as the "entire authorized Board"). The Board of Directors may, subject to the limitation contained in the immediately preceding sentence regarding the number of directors, fix or change the number of directors by the affirmative vote of a majority of the entire authorized Board. The shareholders may, subject to the limitation contained in the fourth sentence of this paragraph regarding the number of directors, fix or change the number of directors at a meeting of the shareholders called for the purpose of electing directors (i) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Corporation represented at the meeting

and entitled to elect directors or (ii) if the proposed changed in the number of directors is recommended by a majority of the entire authorized Board of Directors, by the affirmative vote of the holders of the shares entitling them to exercise a majority of the voting power of the Corporation represented at the meeting and entitled to elect directors. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director. In the event that the Board of Directors increases the number of directors, it may fill the vacancy or vacancies created by the increase in the number of directors for the respective unexpired terms in accordance with the provisions of Section 12 of this Article VI. In the event the shareholders increase the number of directors and fail to fill the vacancy or vacancies created thereby, the Board of Directors may fill such vacancy or vacancies for the respective unexpired terms in accordance with the provisions of Section 12 of this Article VI.

The number of directors may not be fixed or changed by the shareholders or directors, except (i) by amending these regulations in accordance with provisions of Article XIV of these Regulations, (ii) pursuant to an agreement of merger or consolidation approved by two-thirds of the members of the entire authorized Board of Directors and adopted by the shareholders at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or (iii) as provided in the immediately preceding paragraph of this Section 1 or in the next following paragraph.

The foregoing provisions of this Section 1 are subject to the automatic increase by two in the authorized number of directors and the right of the holders of any class or series of preferred stock of the Corporation to elect two directors of the Corporation during any time when dividends payable on such shares are in arrears by six consecutive dividend periods, all as set forth in the Articles of Incorporation and/or the express terms of the preferred stock of the Corporation.

Section 2. Nominations.

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Subject to the rights of the holders of any class or series of preferred stock of the Corporation, nominations for the election of directors may be made only:

(a) by the affirmative vote of a majority of the directors then in office, and

(b) by any shareholder of the Corporation entitled to vote for the election of directors at a meeting, but only if written notice of such shareholder's intent to make such nomination is given to the Secretary of the Corporation, delivered to or mailed and received at the Corporation's principal executive offices, not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice to the

shareholders or prior public disclosure of the date of the meeting is given or made, the written notice of such shareholder's intent to make such nomination must be given to the Secretary not later than the close of business on the fifteenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice of a shareholder's intent to make a nomination shall set forth: (A) as to each person who is not an incumbent director when the shareholder proposes to nominate such person for election as a director, (1) the name, age, business, and residence address of such person, (2) the principal occupation or employment of such person for the last five years, (3) the class and number of shares of capital stock of the Corporation which are beneficially owned by such person, (4) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity, (5) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution, (6) any other information regarding such person that would be required pursuant to paragraphs (a), (e), and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulations subsequently adopted by the Securities and Exchange Commission applicable to the Corporation) to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such person been nominated, or intended to be nominated, by the Board of Directors, and (7) the written consent of each nominee to serve as a director of the Corporation if so elected, and (B) as to the shareholder giving the notice, (1) the name and record address of such shareholder, (2) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (4) the class and number of shares of capital stock of the Corporation which are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by such shareholder.

No person shall be eligible for election as a director unless nominated in compliance with the provisions of this Section 2.

Section 3. Quorum, Adjournments, and Manner of Acting.

Except as otherwise required by law, the Articles of Incorporation of the Corporation, or these Regulations, a majority of the entire authorized Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board. Except as otherwise required by law, the Articles of Incorporation of the Corporation, or these Regulations, the affirmative vote of a majority of the directors present at any meeting at which a quorum is

present shall be the act of the Board. In the absence of a quorum, a majority of the directors present at a meeting duly held may adjourn the meeting to another time and place. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the originally called meeting.

Notwithstanding any contrary provisions of these Regulations, the affirmative vote of at least two-thirds of the entire authorized Board of Directors shall be required for the approval or recommendation of any of the following transactions: (a) any merger or consolidation of the Corporation (i) with any interested shareholder, as defined in by Delaware General Corporation Law, or (ii) with any other corporation (which term, as used in this paragraph, includes, in addition to a corporation, a limited liability company, partnership, business trust or other entity) if the merger or consolidation is caused by any interested shareholder, (b) any transaction as a result of which any person or entity will become an interested shareholder, (c) any merger or consolidation involving the Corporation with or into any other corporation if such other corporation, taken on a consolidated basis with its "parent", if any, and its and its parent's "subsidiaries" (as both terms are defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended), has assets having an aggregate book value equal to 50% or more of the aggregate book value of all the assets of the Corporation determined on a consolidated basis, (d) any liquidation or dissolution of the Corporation, (e) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with an interested shareholder of assets of the Corporation which assets have an aggregate book value equal to 10% or more of the aggregate book value of all the assets of the Corporation determined on a consolidated basis, (f) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any person or entity of assets of the Corporation which assets have an aggregate book value equal to 25% or more of the aggregate book value of all the assets of the Corporation determined on a consolidated basis, (g) any transaction which results in the issuance or transfer by the Corporation to any person or entity of voting stock of the Corporation in an amount greater than 10% of the outstanding voting stock of the Corporation before giving effect to the issuance or transfer, (h) any transaction involving the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock or securities of any class or series of the Corporation which is owned by an interested shareholder, and (i) any transaction which results in the receipt by an interested shareholder, other than proportionately as a shareholder of the Corporation, of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided through the Corporation.

Section 4. Place of Meeting.

The Board of Directors may hold its meetings at such place or places, if any, within or out of the State of Delaware as the Board may from time to time determine or as shall be specified or fixed in the respective notice or waivers of notices thereof.

Section 5. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such places, if any, and times as the Board shall from time to time determine.

Section 6. Special Meetings.

Special meetings of the Board of Directors shall be held whenever called by the Chairperson of the Board or the President or by a majority of the directors then in office.

Section 7. Notice of Meetings.

(a) Notice of regular meetings of the Board of Directors or of any adjourned meeting thereof need not be given.

(b) Notice of each special meeting of the Board shall be given to each director personally or verbally by telephone and electronic communication, not later than the day before the meeting is to be held, or other means of communication authorized by such director for this purpose, at least 2 days before the day on which the meeting is to be held. Notice need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice, signed or otherwise authenticated by such director, or who shall attend such meeting without protesting prior to or at its commencement, the lack of notice to such director. Every notice shall state the time, place, if any, and means by which directors may participate in the meeting through the use of communications equipment, but need not state the purpose of the meeting.

Section 8. Participation in Meeting by Means of Communications Equipment.

Any one or more members of the Board of Directors or any committee thereof may participate in any meeting of the Board or of any such committee through the use of communications equipment to the extent allowed by Delaware law.

Section 9. Action Without Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the directors or all the committee

members, which writing or writings shall be filed with or entered upon the records of the Corporation. A electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a director or committee member is a signed writing for purposes of this Section 9. The date on which that electronic mail, or an electronic or other transmission is sent is the date on which the writing shall be deemed to have been signed.

Section 10. Resignations.

Any director of the Corporation may resign at any time by oral statement to that effect made at a meeting of the Board of Directors or any committee thereof or by giving written notice to the Board of Directors, the Chairperson of the Board, the President, and the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later date specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective immediately.

Section 11. Removal of Directors.

(a) The Board of Directors may remove any director and thereby create a vacancy on the Board: (i) if by order of court the director has been found to be of unsound mind or (ii) if within 60 days from the date of such director's election the director does not qualify by accepting (either in writing or by any other means of communication authorized by the Corporation) the election to such office or by acting at a meeting of directors.

(b) All the directors, or all the directors of a particular class if the Corporation has a classified Board of Directors at that time, or any individual director, may be only removed from office by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Corporation entitled to elect directors in place of those to be removed. In case of any such removal, a new director nominated in accordance with Section 2 of this Article VI may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy on the Board.

Section 12. Vacancies.

Any vacancies on the Board of Directors resulting from death, resignation, removal, or other cause may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Newly created directorships resulting from any increase in the number of directors by action of the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, or if not so filled, by the shareholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with Section 3 of Article 1 of these Regulations.

In the event the shareholders increase the authorized number of directors in accordance with these Regulations but fail at the meeting at which such increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any meeting to elect the whole authorized number of directors, such vacancies may be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the three preceding sentences of this Section 12 shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred or until such director's successor shall have been elected and qualified. The provisions of this Section 12 shall not restrict the rights of holders of any class or series of preferred stock of the Corporation to fill vacancies in directors elected by such holders as provided by the express terms of the preferred stock.

ARTICLE VII
EXECUTIVE AND OTHER COMMITTEES

Section 1. Executive Committee.

The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the entire authorized Board, designate annually (i) three or more of its members to constitute members of an Executive Committee of the Board of Directors of the Corporation (the "Executive Committee") and (ii) one or more of its members to be alternate members of the Executive Committee to take the place of any absent member or members at any meeting of the Executive Committee. The Executive Committee shall have and may exercise, between meetings of the Board, all the powers and authority of the Board in the management of the business and affairs of the Corporation, including, without limitation, the power and authority to declare a dividend and to authorize the issuance of stock, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except that the Executive Committee shall not have such power or authority in reference to filling vacancies on the Board or on any committee of the Board, including the Executive Committee.

The Board shall have power at any time by the affirmative vote of a majority of the entire authorized Board to change the membership of the Executive Committee, to fill all vacancies in it, and to discharge it, either with or without cause.

Section 2. Other Committees.

The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the entire authorized Board, designate from among its members one or more other committees, each of which shall (i) consist of not less than one director, together with such

alternates as the Board of Directors may appoint to take the place of any absent member or members at any meeting of such committee, and (ii) except as otherwise prescribed by law, have such authority of the Board as may be specified in the resolution of the Board designating such committee. The Board shall have power at any time, by the affirmative vote of a majority of the entire authorized Board, to change the membership of, to fill all vacancies in, and to discharge any such committee, either with or without cause.

Section 3. Procedure, Meetings, and Quorum.

(a) Regular meetings of the Executive Committee or any other committee of the Board of Directors, of which no notice shall be necessary, may be held at such times and places, if any, as may be fixed by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board shall be called at the request of the Chairperson of the Board or the President or the Chairperson of any committee. Notice of each special meeting of the Executive Committee or any other committee of the Board shall be given in the same manner required for notices of special meetings of the Board of Directors as provided in Section 7 of Article VI. Any special meeting of the Executive Committee or any other committee of the Board shall be a legal meeting without any notice thereof having been given, if all the members thereof shall be present thereat. Notice of any adjourned meeting of any committee of the Board need not be given. The Executive Committee or any other committee of the Board may adopt such rules and regulations not inconsistent with the provisions of law, the Articles of Incorporation of the Corporation, or these Regulations for the conduct of its meetings as the Executive Committee or any other committee of the Board may deem proper.

(b) A majority of the members of the Executive Committee or any other committee of the Board shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at any meeting at which a quorum is present shall be the act of such committee. The Executive Committee or any other committee of the Board of Directors shall keep written minutes of its proceedings and shall report on such proceedings to the Board.

ARTICLE VIII
OFFICERS

Section 1. Election and Term of Office.

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and such other officers (including, without limitation, a Chairperson of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, and one or more Vice Presidents) and assistant officers, all with such titles, authorities, and duties as the Board of Directors may from time to time determine. The officers shall be elected by the Board of Directors. The Chairperson of the Board, shall be a director. Any two or more offices may be held by the same person. Unless the directors expressly elect an officer for a longer or shorter term, each officer shall hold office as specified in Section 1 of Article VI following election of the officer (or, if neither such officer nor a successor is elected at such annual organization meeting, until such officer or such officer's successor is elected) or until the earlier resignation, removal from office, or death of the officer.

Section 2. Authority and Duties of Officers.

The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be determined by the Board of Directors, regardless of whether such authority and duties are customarily incident to such offices. Unless otherwise determined by the Board of Directors, the Chairperson of the Board, if any, shall preside at all meetings of the Board of Directors. In the event a Chairperson of the Board is otherwise absent or elects the President (or such other officer designated by the Board of Directors) shall preside at meetings of the shareholders

Section 3. Removal.

Any officer may at any time be removed, either with or without cause, by the Board of Directors or any authorized committee thereof as authorized or by any superior officer upon whom such power may be conferred by the Board or any authorized committee thereof; provided however, that the removal of the most senior (in authority) officer of the Corporation shall require the affirmative vote of at least a majority of the entire authorized Board. The removal of any officer shall be without prejudice to the contract rights, if any, of such officer.

Section 4. Resignation.

Any officer may resign at any time by giving notice to the Board of Directors, the Chairperson of the Board, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified

therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective immediately.

Section 5. Vacancies.

A vacancy in any office because of death, retirement, resignation, removal, or any other cause may be filled by the Board of Directors.

ARTICLE IX
INDEMNIFICATION

The Corporation shall indemnify, to the full extent permitted or authorized by the Delaware General Corporation Law as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, or employee of a Financial, other corporation, partnership, joint venture, trust, or other enterprise. In the case of a merger into this Corporation of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, officers, or employees in specified situations prior to the merger, any person who served as a director, officer, or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, or employee of a Financial, other corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by this Corporation (as the surviving corporation) for acts, omissions, or other events or occurrences prior to the merger to the same extent he or she would have been entitled to indemnification by the constituent corporation if its separate existence had continued. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles of Incorporation of the Corporation or these Regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE X
CAPITAL STOCK

Section 1. Certificates for Shares.

Certificates representing shares of stock of each class of the Corporation, whenever authorized by the Board of Directors, shall be in such form as shall be approved by the Board or by the Chairperson of the Board or President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer if elected. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairperson of the Board or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation. Any or all such signatures may be facsimiles, engraved, stamped, or printed if countersigned by an incorporated transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such office transfer agent, or registrar before such certificate has been delivered, such certificate nevertheless shall be effective in all respects when delivered. The Corporation may issue shares of any class of its capital stock without issuing certificates therefor.

Section 2. Transfer of Shares.

Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation by the holder thereof, or by such holder's attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, if any, and on surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. No transfer of shares shall be valid as against the Corporation and its shareholders and creditors for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 3. Lost, Destroyed, and Mutilated Certificates.

The holder of any share of certificate stock of the Corporation if issued in certificate form shall immediately notify the Corporation of any loss, theft, destruction, or mutilation of the certificate therefor; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft, or destruction of the certificate, upon satisfactory proof of such loss, theft, or destruction; the Corporation, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen, or destroyed certificate, or such person's legal

representative, to provide the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and such transfer agents and registrars against any claim that may be made on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

Section 4. Regulations.

The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of stock of each class of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen, or mutilated.

ARTICLE XI
RECORD DATES

For any lawful purpose, including the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of the shareholders, the Board of Directors may fix a record date in accordance with the provisions of the Delaware General Corporation Law. The record date for the purpose of the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of the shareholders shall continue to be the record date for all adjournments of the meeting unless the Board of Directors or the persons who shall have fixed the original record date shall, subject to the limitations set forth in the Delaware General Corporation Law, fix another date and shall cause notice thereof and of the date to which the meeting shall have been adjourned to be given to shareholders of record as of the newly fixed date in accordance with the same requirements as those applying to a meeting newly called. The Board of Directors may close the share transfer books against transfers of shares during the whole or any part of the period provided for in this Article XI, including the date of the meeting of the shareholders and the period ending with the date, if any, to which adjourned. If no record date is fixed therefor, the record date for determining the shareholders who are entitled to receive notice of a meeting of the shareholders shall be the date next preceding the day on which notice is given, and the record date for determining the shareholders who are entitled to vote at a meeting of shareholders shall be the date next preceding the day on which the meeting is held.

ARTICLE XII

CORPORATE SEAL

The corporate seal of this Corporation shall be circular in form and shall contain the Corporation LOGO. Failure to affix the seal to any instrument or document executed on behalf of the Corporation shall not affect the validity of such instrument or document unless otherwise expressly provided by law.

ARTICLE XIII

OFFICES

The headquarters and principal executive offices of the Corporation shall be located in the City of Seattle, County of King, and State of Washington. The Corporation may also have such other office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE XIV

AMENDMENTS

These Regulations may only be amended, repealed, or altered or new regulations may only be adopted (i) at a meeting of shareholders, by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Corporation on such proposal, provided, however, if such amendment, repeal, alteration, or adoption is recommended by at least two-thirds of the entire authorized Board of Directors, the shareholder vote required shall be the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power.

ARTICLE XV
INITIAL REGISTERED AGENT

The Registered Office of the corporation in the State of Delaware is located at 8 The Green, STE A in the city of Dover, County of Kent, Zip Code 19901. The name of the Registered Agent at such address upon whom process against this corporation may be served is A Registered Agent, Inc.

ARTICLE XVI
INCORPORATOR

I, Devon W. Parks, with mailing address of the incorporator as follows 1001 4th Avenue, Suite #3200 Seattle, Washington 98154 execute these articles of Incorporation effective as of the 28th day of February, 2019.

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Incorporator

Devon W Parks
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